Exhibit 99.1

RELIV INTERNATIONAL, INC.

Moderator: Robert L. Montgomery
March 2, 2006
1:00 p.m. EST

Operator: Good day ladies and gentlemen. Thank you for standing by and welcome to the Relìv International fourth quarter 2005 earnings conference call. My name is Carlo and I’ll be your coordinator for today’s presentation. At this time, all of our participants are in listen-only mode and we will be facilitating your question and answer session toward the end of today’s prepared remarks, at which time if you would like to ask a question, you may do so by pressing *1 on your telephone. If at any time during this call you require audio assistance please press *0 and a conference coordinator will be happy to assist you. I would now like to turn this presentation over to your host for today’s conference, Robert Montgomery, President and Chief Executive Officer. Please proceed, Sir.

Robert L. Montgomery: Hello everyone and welcome to this conference call reporting on Relìv International’s results of operations for 2005.

I’ll be joined on the call today by Steve Albright, Chief Financial Officer at Relìv.

We’d like to begin this session by asking Martin Burks to read our safe harbor statement. Go ahead please Martin.

Martin Burks: Thanks Bob. Statements made in this conference call that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.

These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.

Factors that could cause actual results to differ are identified in the public filings made by Relìv with the Securities and Exchange Commission. More information on factors that could affect Relìv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form
10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

With that said, I will turn the call back over to Mr. Montgomery.

Robert L. Montgomery: Thanks Martin. We’re pleased to report that Relìv had a record year in 2005, in both net sales and net income. Our sales grew 17 percent on the year - climbing past the $100 million mark for the first time in the company’s history.

Earnings grew at an even faster pace, reaching 46 cents per share-a 40 percent increase over 2005.

To me, one of the most impressive things about our performance in the United States is that we got there, pretty much by doing more of the same. We didn’t make any new product introductions and most of our sales and earnings were generated by our core products that we’ve offered for many years.

That tells me that the Relìv business model is very powerful and it’s a big reason why our company is earning a reputation as one of the best opportunities in the network marketing industry today.

We’ll talk more about the business model and our growth strategy in just a moment. But first, I’d like to ask Steve Albright to provide more details about our financial performance. Steve, go ahead please.

Steven D. Albright: Thank you, Bob. I’m pleased to report that Relìv net sales grew 17 percent in 2005 compared to last year, to total $113.6 million for the year.

As Bob mentioned, our earnings performance was also strong, with net income available to common shareholders growing 40 percent for the year compared to 2004.

On a per-share basis, Relìv’s 2005 earnings reached 46 cents per share, diluted, up from 31 cents per share, diluted, in 2004.

Now, turning to the fourth quarter numbers: Our net sales grew to $27.5 million - up 8 percent compared to the same period in 2004.

Fourth quarter earnings were significantly better - totaling $1.81 million, or 11 cents per share, diluted, compared to $1.28 million, or 7 cents per share, diluted, in the fourth quarter of 2004.

That works out to a 41 percent improvement. A portion of this improvement was due to the reduction of certain one-time expenses we experienced in 2004. Those one-time expenses were needed to complete the first year of documentation and testing on our internal controls as required under the Sarbanes-Oxley Act. With that work complete, our expenses returned to more normal levels in the fourth quarter of 2005 and provided a more favorable point of reference for our quarterly and year-end earnings totals.

Taking a closer look at operations, our network marketing business here in the United States continues to set the pace for the company overall.

U.S. net sales grew 22 percent in 2005 compared to the prior year and fourth-quarter sales here grew 11 percent compared to the same period last year.

This marked the 15th quarter in a row that our sales have grown at a double-digit percentage pace in the United States.

We also saw increased results from our European operations - with fourth-quarter sales growing 52 percent in the United Kingdom compared to the prior year, as well as the opening of our operations in Germany this past July.

However, on the whole, Relìv’s international sales declined by 14 percent in the quarter and by 16 percent on the year. This is due to price increases and changes to our distributor compensation model we made earlier in 2005 in Mexico and the Philippines. Our distributor compensation model is now uniform throughout our domestic and international markets and is “seamless” in that distributors in each market receive discounts and commissions on the same terms.

Although these changes have produced some short-term declines in some market distributor numbers, we expect them to strengthen the business going forward…by motivating and training distributors to build their businesses and enter new markets.

That’s a quick look at the details of our financial performance. Now, I’ll turn things back over to Bob Montgomery, for a look at some other highlights of our 2005 performance.

Robert L. Montgomery: Thank you, Steve. I mentioned earlier that we believe Relìv has earned a reputation as one of the best opportunities available in the network marketing industry today.

We believe that we have a lot to offer people who are working toward their dream of financial independence.

We do that, by combining a diverse portfolio of thirteen nutritional supplements and seven skincare products, with an attractive business opportunity.

Relìv’s product strategy is as powerful as it is simple-we manufacture an exclusive line of nutritional supplements designed to offer consumers an easy way to get the nutrition that they need for a healthy life.
That’s a great selling point today, because it doesn’t take much to convince people about the role that good nutrition plays in their overall health.

After all, they’ve seen the headlines. They know that study after study has pointed to a direct link between nutrition and health.

People know that what they eat can have a major impact on cholesterol levels, disease prevention, joint function and many other health concerns.

The problem is, that consumers don’t always know how to make the right nutrients a regular part of their daily lifestyles.

That’s where Relìv products come in. Our nutritional supplements are designed to make good nutrition simple.

We take all of the guesswork out of eating right, by offering two essential nutrition formulas - Relìv Classic and Relìv Now. Each product delivers a combination of vitamins, minerals and other nutrients that consumers can take on a daily basis.

The Relìv product line also includes several functional formulas to help consumers address specific wellness needs, such as cardiovascular health and optimal joint health.

Our newest functional formula, Relìv CardioSentials, even has clinical testing to prove that it’s effective. When used as directed, this supplement has been shown to reduce cholesterol, one of the most important risk factors in heart disease.

In a market that’s crowded with conflicting product claims, clinical testing provides a key point of differentiation for Relìv.

And that means consumers can use Relìv CardioSentials with confidence. It’s proven to be a safe and effective way to promote cardiovascular health.

Best of all, Relìv CardioSentials is far from the only unique product that we offer. Many of our best-selling products are based on patented formulas - so they offer combinations of nutrients that consumers can’t get anywhere else.

This differentiated product line helps to turn satisfied customers into repeat customers.

Along with great products, the Relìv business model is built around great people and that’s the second key element of our success.

Relìv supplements are not sold in stores. Rather, they’re marketed directly to consumers through a network of highly motivated independent distributors.

Today, the Relìv network has grown to include tens of thousands of distributors based in eleven different countries around the world.

They’re all working towards their dreams of financial independence, by earning commissions on the Relìv products they personally sell, as well as royalties on sales made by any new Master Affiliates and above that they sponsor into the Relìv network.

It’s an attractive opportunity, in part because the Relìv system is so simple. And our limited product line makes it easy to promote good nutrition - even for those who have no prior experience.

Good nutrition made simple-we believe this promise is a big reason why network marketing professionals recognize Reliv as providing one of the best “ground-floor” opportunities available in the industry today.

But beyond the strength of our product line, we also believe that the vast majority of our potential market remains untapped.

In the United States, where we’ve been growing at a double-digit pace for the past several years, there are still hundreds of millions of consumers who’ve never tried Relìv products and who’ve never heard about the Relìv business opportunity.

Outside the United States, Relìv’s presence is much smaller, so it stands to reason that our opportunities may even be larger in the international markets as we go forward.

The bottom line is this: Relìv has plenty of room to grow, just by doing more of the same. That means continuing to refine our existing products, developing new products and selling them around the world via a uniform distribution and compensation model. And all that outstanding potential adds up to an opportunity that’s tough for our larger competitors in the network marketing industry to match.

As a matter of policy, we do not provide specific guidance regarding future performance. However, we are confident that Relìv can continue to prosper by following the same basic strategy that has worked so well for the past several years.

Relìv can grow at a very attractive rate, simply by doing more of the same in the United States and by improving our execution in the international markets that we currently serve.

In the process, Relìv will keep working to build one of the network marketing industry’s most intriguing success stories.

We certainly appreciate your continued interest in Relìv and we thank you once again for joining us today.

Now I would like to open the call for questions. Operator, may we have your assistance please?

Operator: Thank you, Sir. Ladies and gentlemen at this time if you wish to ask a question please key *1 on your touchtone telephone. If your question has been answered and you wish to remove yourself from the queue you may then press *2. Again, *1 at this time for any questions. One moment please. Again, ladies and gentlemen, *1 for any questions. Sir, our first question is from the line of, Howard Halpern with Taglich Brothers.

Howard Halpern: Good afternoon guys.

Robert Montgomery: Hi, Howard.

Steve Albright: Hi, Howard.

Howard Halpern: The first question, I guess is, you know regarding your international sales. You know, you get the feeling that after you read this fourth quarter, you have hit a low point and based on what you are doing you should see an improvement from this point forward?

Robert Montgomery: Yes, Howard, this is Bob. I think we do feel that way. We were very encouraged by some of the signs we are seeing in our international markets and we know we’ve had our work cut out for us there, and we know that that has been the place where we have to spend time. But we are optimistic going forward.

Howard Halpern: And I know the UK, you know, has done well aside from the other parts of international. But, what signs are you seeing in Germany, as compared to how you started off in Malaysia or Singapore? If you could give some sort -- like the Philippines -- if you could give some comparison as to the start point there to the start points you have seen in Germany?

Robert Montgomery: I think that probably Germany has started off a little slower than what we would have seen in some of those other places that you have mentioned. And I think part of it was that we didn’t really go in there the same way that we had done before. By that, I mean from day one, we started to do the Relìv system, but it has been based on leaders going from the United States into Germany. We have had some of our top people, Dr. Carl Hastings was there last week and Steven Merrick, come back very encouraged about what they see in Germany. So, even though Germany is a slow starter, we think, for us, we do believe that it is going to be a good market for the company going forward.

Howard Halpern: Okay, so you believe that will be a steady path rather than some of its cyclical terms that you’ve seen in the other points that you’ve started off on?

Robert Montgomery: I think once we get it built, once we get a few leaders, that we are now beginning to see emerge there -- once we get those people up and running, I think we are going to see that market become very important to us.

Howard Halpern: Okay, Steve, I noticed recently that you guys are going to be raising some additional funds, so that means you are going to be able to pay off all your outstanding debt on the balance sheet going forward, and I think also, what type of, I guess, product acquisition might you be looking for?

Steve Albright: Howard, this is Steve. I guess we’re gonna have to be real careful about what we say here with this offering kind of in the works. So, at this point I am going to defer to what we say in the S-3 and what we say in the press release and leave it at that.

Howard Halpern: Okay. What impact, if any, or if you have determined it yet, under the new rules for stock-based compensation might be for ’06?

Steve Albright: Initially, it won’t be significant for us. We don’t have lot of unvested options in the hopper that we have to, that we’ll need to recognize expense on. We’ll have the details that will come out in our footnotes and the like as far as the numbers. But it is not a significant component that we’ll have to expense on options that already exist. We’ll just have to keep our eye on that and, we’ll have to revisit how we handle the entire stock-based compensation side of our plans here.

Howard Halpern: Do you have a rough estimate on D&A (“Depreciation and amortization”) either for the quarter or the year whichever you might have?

Steve Albright: Say that again. Yeah, for the fourth quarter it’s $404,000, with the annual number then will be $1.417 million.

Howard Halpern: Okay, and earlier in the call you had mentioned CardioSentials. What percent of revenue was that and how much traction has it gained over time?

Steve Albright: It’s pretty much staying right around 4 or so percent for the year. I mean, it’s not, we did, when we came out with it, it wasn’t designed, I mean, we still, in our trainings, we still focus on the core products and we haven’t changed our training to deviate from that, so we didn’t look for it to all of a sudden become 20% of our business, so it’s kind of stayed where it’s been.

Howard Halpern: Okay, and one final question, because this trend has been going on now for years which is a good trend -- that SG&A expense. Do you expect this trend to continue going forward into ‘06, you know, as a percentage of the revenue?

Steve Albright: We should be able to continue that trend, I mean, it is just being able to leverage our SG&A over our bigger sales base.

Howard Halpern: Okay, thanks guys.

Operator: Next question is from the line of David Block with Block Capital Partners.

David Block: Hey, good afternoon gentlemen. Congratulations on a solid year.

Steve Albright: Hi, David

Robert Montgomery: Hi, David.

David Block: As I’m looking at the different markets, you touched on international but the U.S. has really been your bread and butter and is growing north of 20 percent year over year and quarter after quarter after quarter. And looking at this quarter, though the growth rate slowed pretty dramatically, I’m wondering if it is attributable to seasonality and may be within the various months of Q4 if that’s just attributable to a slow December or can you just give a little more color on that growth rate in the U.S. for the fourth quarter?

Robert Montgomery: David, I think that things that can be attributable to is the fact that we have been . . . we’ve been leaning on our leaders pretty heavily to gear up for some of these international markets and some of our top people have spent an awful lot of time in Australia, Germany and UK, as well as the Philippines and Malaysia. And I think that probably had as much to do with it as anything as far as the U.S. being a little bit slowed in that fourth quarter. We think that’s going to be a temporary thing though. These people are back now; we got another crew that will be going into the international markets. We are continuing that, but I think that was something that was sort of a temporary little blip on the screen.

David Block: Okay, so that, as you mentioned the leaders are back and so the first quarter should be a different story then?

Robert Montgomery: Well, we think so. We believe so. Yes.

David Block: Okay, great.

Robert Montgomery: We’ll get back to normal.

David Block: And then the second question is looking at the tax rate, Steve, it was up about 300 basis points -- maybe above what you would normally trend at, can you talk about that a little bit?

Steve Albright: Yeah, we got into our kind of a year-end tax provision, worked our tax calculations, getting into this domestic manufacturing deduction (“DMD”) became more detailed than we had originally estimated throughout the year, and we didn’t, it just stepped out with part, we took a bigger assumption, we assumed it was going to affect our rate better than it was throughout the year and we’re still getting a benefit but not as much as we initially had projected.

David Block: Okay, on a normalized basis, is a 39 to 40 percent tax rate the right number?

Steve Albright: Yeah, the annual rates are a better trend line. The DMD will continue to go up a little bit with each passing year which will be far more advantageous for us versus the extra territorial exclusion but . . . so you should see a little bit of improvement in ’06 as the DMD comes fully on line.

David Block: Okay, great, thank you very much.

Robert Montgomery: Thanks David.

Operator: And sir, our next question is from the line of Brad Sakilow with River Edge Capital.

Brad Sakilow: Hi, good afternoon guys.

Steve Albright: Good afternoon.

Brad Sakilow: Just a quick contractual question. Do you have a new distributor sign-up number for the fourth quarter?

Steve Albright: I don’t have it right in front of me. We’ll have that as part of our 10-K. It’ll be put into the 10-K here, we’ll file right around the 16th of the month.

Brad Sakilow: Okay. I know it’s always in the filing and sometimes you guys have it handy. Just focusing on a little bit more on the U.S. market. I guess you made some comments about the overall, I guess, corporate leadership being somewhat distracted by your international initiatives. One of the things that I look at, and I don’t know if you guys think about business in this way, is kind of the revenues you’re generating by distributor and master affiliate, and this was the first quarter that, at least since I’ve been looking at the data, that it actually declined year-over-year and it was somewhat surprising given that your overall mix of master affiliates has increased quite significantly and it is growing at a faster rate. So, I was just wondering, are you seeing a lower productivity level for new distributors or even your overall master affiliate network, I was just wondering if there has been any changes as to what you’re seeing there?

Steve Albright: This is Steve Albright speaking. There was a little bit of a slow down. I don’t know that you can . . . there’s not enough yet to consider it more of a trend at this point. Historically, the fourth quarter does slow down a little bit in terms of back core volume just a smidge, not a great amount. The fourth quarter of ’04 was an exceptional quarter for us and how it accelerated over the prior year, so we are keeping an eye on it and I’m not sure I’m willing to say that we have an issue to deal with or not, but yeah, we’re watching it and no big trend that we can spot yet.

Brad Sakilow: Okay, then overall in terms of the distributor growth which for this quarter was 10% of a year-over-year basis, should we kind of expect that. It has been trending down for 5 or 6 quarters now and I think it’s probably a reflection of larger numbers. Is that something you can expect -- you’ll continue to grow, but. . ?

Steve Albright: Yeah, a little bit -- as the numbers get bigger. Our focus is always trying to continue to bring more distributors into the business it’s just, as we have little ebbs and flows to be able to focus on making and creating new master affiliates as opposed to bringing in new distributors, so we always kind of have to guide them and make sure that the distributors understand the importance of brining in new distributors all the time.

Brad Sakilow: Okay, and then just another question on SG&A. On a nominal basis it declines sequentially from third quarter to fourth quarter. I know you guys have done a great job of leveraging that line item, but just from a nominal perspective, in the history of the company, it is somewhat unusual. Was there anything specific in terms of cost cutting strategies that you’ve been implementing and should we think about, you know, let’s say, a $9 million level now, as kind of a quarterly run rate, or . . ?

Steve Albright: Well, you know, I wouldn’t go down that path, but, a few things happened. One, if you trend out ’04, we had so much in there for the first year of the Sarbanes Oxley work and that you can’t -- to trend off of that is difficult; secondly, on a normal year, our second and third quarters have a greater burden of some of our meeting and promotional costs because we have our, our major international conference takes place in St. Louis in the third quarter. We’ve got a lot of other regional events and other promotional trips that take place over the spring and summer months, so the second and third quarters tend to bear a greater brunt of that.

Brad Sakilow: Okay.

Steve Albright: So, that’s why that happened.

Brad Sakilow: Okay, yeah I guess I have the data back to ’02, but that’s fair. Alright, those are all my questions. Thanks a lot guys.

Steve Albright: Alright. Thank you.

Operator: And again, ladies and gentlemen, as a remainder, you may press *1 at any time for questions, *1 please. Again, ladies and gentlemen, *1 for questions. Our next question comes from the line of Lewis Gorgan with Kingsford Capital.

Lewis Gorgan: Hi, I just had a question about what was mentioned earlier in the call regarding CardioSentials. I think you said that when used as directed, the supplement has been shown to reduce cholesterol. Is, do you, do you actually have a clinical trial that shows that?

Steve Albright: Yes we do.

Lewis Gorgan: Is that on the website somewhere, because I knew that you had done a trial that showed that it was effective, but I wasn’t, I guess I wasn’t clear that you were able to make that claim?

Steve Albright: We had, the study is done, however it hasn’t been released yet, for us to put out and post on our web.

Lewis Gorgan: Okay, so this is not the earlier study that had been mentioned?

Steve Albright: It is the earlier study.

Lewis Gorgan: The Joe Vinson study.

Steve Albright: Yeah, it’s the same study.

Lewis Gorgan: Okay. When would you expect that to be released?

Steve Albright: It has been held up because the study was submitted for publication and while it’s kind of waiting that process of when it is going to be published or not, we’re not supposed to put it out for general distribution. However, we anticipate having that released, to be put out for general distribution, not too far in the future.

Lewis Gorgan: Well, do you think that being able to make that claim will help you with sales there?

Steve Albright: Well, it will help. I mean, we could make some, we have the study in hand that makes the general claim that it does. Those that really want to get into the specifics and read the study will be able to do so here, before too much longer.

Lewis Gorgan: Can you tell us just in general, some of the details in the study -- how many people were involved?

Steve Albright: I don’t have that information right handy here. It was, okay, yeah, Dr. Carl Hastings, our scientific head is here as well, and he said there were 40 people involved in a double blind, on each side of a double blind placebo study.

Lewis Gorgan: Okay, well I’ll look forward to looking at that. It sounds very interesting.

Steve Albright: Okay

Lewis Gorgan: Thank you

Steve Albright: Bye.

Operator: And again, ladies and gentlemen, as a final reminder, *1 for any questions. Okay ladies and gentlemen, this concludes the question and answer session of today’s conference. I’d like to turn it over to the group for any further comments.

Robert Montgomery: Thank you very much ladies and gentlemen. We appreciate your interest continuing with Reliv, and we thank you for being a part of this call today. Good day everyone.

Operator: Ladies and gentlemen, we thank you for your participation in today’s conference. This does conclude your presentation and you may now disconnect.